54 St Emanuel Street T 877-424-1777 Mobile, AL 36602 F 251-639-8214 TruBridge.com

October 10, 2024

Dear Merideth,

On behalf of all of us at TruBridge, welcome to our team!

This letter is to confirm our offer and your acceptance of the General Manager position for our Financial Health Business Unit. Should you accept, your base salary will be at an annual rate of $410,000, to be paid bi-weekly. Beginning in 2025, you will be eligible to participate in an annual cash bonus award based on business and company performance objectives. Your cash bonus target will be 40% of your base salary; however, the cash bonus is not guaranteed. For 2025, you will be receiving a Sign-On bonus of $50,000 to be paid within 30 days of your start date.

Additionally, you will be eligible for stock benefits1. A one-time $100,000 value of RSUs and PSAs will be granted in March of 2025. Beginning in 2025, you will also be eligible for the LTIP stock benefit program granted to senior leadership. Your target LTIP is 75% of your base salary and is treated as 40% RSUs and 60% PSAs determined by company performance. The LTIP vests over 3 years rolling.  All bonus programs, including but not limited to cash and stock, are subject to your agreement and execution of TruBridge’s standard agreements that outline the terms and conditions of these programs.

You will also be eligible for all health and retirement benefits that are provided to the senior leadership team. The vacation policy is at each individual leader’s discretion. Most executives take up to, but no more than, 4 weeks per year. There are also 9 annual company-paid holidays. Our emphasis is on “getting the job done” and play when best for you and your family.

The General Manager role is a FLSA exempt role that will begin on January 2, 2024. You will report directly to Chris Fowler, Chief Executive Officer.

TruBridge requires that employees do not disclose information held to be confidential by TruBridge. During your employment, we will ask you to sign an Executive Severance Agreement that contains, among other things non-disclosure and non-compete terms. This agreement is a condition of your employment. During your employment and for a period afterwards, you may not promote, participate, engage or have any other interest in any business which competes directly or indirectly with Trubridge or any of its subsidiaries. We expect you to devote your entire professional energy and time to TruBridge. Thus, you may not engage in outside business activities, other than board memberships that are approved by Chris Fowler in writing.

Notwithstanding anything contained in this letter, you shall be considered an employee at-will, governed by the laws of the State of Alabama. This offer is not intended as, nor does it imply a guarantee of employment or an employment contract. Nothing in this letter is intended to change the at-will nature of your employment, which means that either you or TruBridge can terminate your employment for any reason without notice. This offer is also contingent on the Company's sole satisfaction with the results of a mandatory background check, employment verification, and two professional references.

1 Note: pursuant to TruBridge’s Bylaws, all grants of TruBridge equity are subject to Board of Directors approval.

54 St Emanuel Street T 877-424-1777 Mobile, AL 36602 F 251-639-8214 TruBridge.com

We are pleased that you chose TruBridge and look forward to working with you as a team member. Please do not hesitate to contact me if you have any questions.

To indicate acceptance, please sign a copy of this letter and return it via email to Amaris McComas (Amaris.Mccomas@TruBridge.com) by Thursday, October 11 at 5pm, Central Time.

Sincerely,

Chris Fowler

Chief Executive Officer
TruBridge, Inc.

ACKNOWLEDGEMENT AND ACCEPTANCE OF OFFER LETTER

I, Merideth Wilson, hereby acknowledge acceptance of the employment offer as outlined in the attached letter dated 10/10/2024 for the position of General Manager and accept employment under the terms and conditions set therein.

/s/ Merideth Wilson
Signature

10/15/2024
Date